Exhibit 99.1

Swallowtail Royalties LLC and Swallowtail Royalties II LLC
Statement of Assets Acquired and Liabilities Assumed
October 1, 2021

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

General Partner and Unitholders
Viper Energy Partners LP

We have audited the accompanying statement of assets acquired and liabilities assumed of certain mineral and royalty interests as of October 1, 2021, acquired by Viper Energy Partners LP and subsidiary, and the related notes to the financial statement.

Management’s responsibility for the financial statement
Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statement referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of certain mineral and royalty interests as of October 1, 2021, acquired by Viper Energy Partners LP and subsidiary, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter
As discussed in Note 1 to the financial statement, the financial statement of assets acquired and liabilities assumed has been prepared as of October 1, 2021, and derived from the purchase price allocation, which represents the fair value of the assets acquired. Our opinion is not modified with respect to this matter.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
December 15, 2021

Swallowtail Royalties LLC and Swallowtail Royalties II LLC
Statement of Assets Acquired and Liabilities Assumed

October 1, 2021
(In thousands)
Oil and natural gas properties:
Proved	$130,396
Unproved	431,835
Net assets acquired	$562,231

There were no liabilities assumed in the Swallowtail Acquisition.

See accompanying notes to the Statement of Assets Acquired and Liabilities Assumed.

Swallowtail Royalties LLC and Swallowtail Royalties II LLC
Notes to Audited Statement of Assets Acquired and Liabilities Assumed
October 1, 2021

NOTE 1 — OVERVIEW AND BASIS OF PRESENTATION

On October 1, 2021, (“Closing”) Viper Energy Partners LP (“Viper”), and its subsidiary, Viper Energy Partners LLC (“Viper OpCo” and, together with Viper, the “Buyer Parties”) completed the acquisition (the “Acquisition”) of certain mineral and royalty interests (the “Assets”) from Swallowtail Royalties LLC and Swallowtail Royalties II LLC (collectively, the “Seller”) under a definitive purchase and sale agreement, dated as of August 6, 2021, by and between the Buyer Parties and the Seller (the “Purchase and Sale Agreement”).

The Assets consist of 2,313 net royalty acres primarily in the Northern Midland Basin, of which 62% are operated by Viper’s parent, Diamondback Energy, Inc. The purchase price of $562.2 million for the Acquisition consisted of 15.25 million common units representing limited partnership interests in Viper (the “Common Unit Consideration”) and approximately $225.3 million in cash after purchase price adjustments (the “Cash Consideration”). The Cash Consideration for the Acquisition was funded through a combination of cash on hand and $190.0 million in borrowings under Viper OpCo’s revolving credit facility. At Closing, as contemplated by the Purchase and Sale Agreement, the Assets acquired by Viper for the Common Unit Consideration were immediately contributed to Viper OpCo in exchange for an equivalent number of units representing limited liability company interests in Viper OpCo. The Acquisition has an effective date of August 1, 2021.

Basis of Presentation

This Statement of Assets Acquired and Liabilities Assumed (the “financial statement”) has been prepared as of October 1, 2021, and has been derived from the purchase price allocation, which represents the fair value of assets acquired at Closing. There were no liabilities assumed related to the Acquisition. The financial statement is not meant to be indicative of the financial condition of Viper going forward as a result of future changes to its operations and reflects only the assets acquired by Viper in accordance with the Purchase and Sale Agreement.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Certain amounts included in or affecting the financial statement and related disclosures must be estimated by management, requiring certain assumptions to be made with respect to values or conditions that cannot not be known with certainty at the time the financial statement is prepared. These estimates and assumptions affect the amounts reported for proved and unproved oil and natural gas properties as of the date of the financial statement.

Making accurate estimates and assumptions is particularly difficult in the oil and natural gas industry given the challenges resulting from volatility in oil and natural gas prices. Actual results may differ significantly from the estimates used in the financial statement; however, management believes the amounts provided are fairly stated in all material respects.

Oil and Natural Gas Properties

The oil and natural gas properties presented on the financial statement represent the allocation of the total purchase price of the Acquisition based on the estimated fair values of the proved and unproved oil and natural gas properties acquired.

NOTE 3 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 15, 2021, the date the financial statement was available to be issued, and no events were identified for disclosure.
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